                                                FILED PURSUANT TO RULE 424(B)(2)
                                                      REGISTRATION NO. 333-49359

PROSPECTUS SUPPLEMENT
(To prospectus dated November 7, 2000)

                            1,500,000 COMMON SHARES

                                     [LOGO]

                      COMMON SHARES OF BENEFICIAL INTEREST

------------------------------------------------------------

    We are offering 1,500,000 common shares. The common shares are listed on the New York Stock Exchange under the symbol "CNT." The last reported sale price of the common shares on November 16 , 2000 was $44 5/8 per share.

    CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 IN THE ACCOMPANYING PROSPECTUS.

                                                                        PER SHARE      TOTAL
                                                                        ---------   -----------
Public offering price.......................................             $43.25     $64,875,000
Underwriting discount.......................................             $ 1.00     $ 1,500,000
Proceeds to us (before expenses)............................             $42.25     $63,375,000

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The underwriters expect to deliver the common shares against payment in New York, New York on November 22, 2000.

--------------------------------------------------------------------------------

LEHMAN BROTHERS

                         FIRST UNION SECURITIES, INC.

November 17, 2000

                               TABLE OF CONTENTS

                        PROSPECTUS SUPPLEMENT

Forward Looking Statements..................................    S-3
CenterPoint Properties Trust................................    S-4
Use of Proceeds.............................................    S-4
Capitalization..............................................    S-5
Price Range of Common Shares and Distributions..............    S-6
Underwriting................................................    S-7
Legal Matters...............................................    S-9
Experts.....................................................    S-9

                              PROSPECTUS
About this Prospectus.......................................      3
CenterPoint Properties Trust................................      4
Risk Factors................................................      4
Use of Proceeds.............................................      7
Ratio of Earnings to Fixed Charges..........................      7
Description of Debt Securities..............................      8
Description of Shares of Beneficial Interest................     23
Description of Securities Warrants..........................     32
Certain Provisions of Maryland Law and of the CenterPoint
  Properties Trust Declaration of Trust and Bylaws..........     35
Federal Income Tax Considerations Relating to Our REIT
  Status....................................................     37
Plan of Distribution........................................     45
Legal Matters...............................................     46
Experts.....................................................     46
Where You Can Find More Information.........................     47

                           FORWARD LOOKING STATEMENTS

    This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain "forward-looking statements," or statements that are based on current expectations, estimates, and projections rather than historical facts. Our actual results could differ materially from those set forth in the forward-looking statements as a result of various factors, including, but not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition, construction and development activities, possible environmental liabilities, risks relating to leverage, debt service and obligations with respect to the payment of dividends (including availability of financing terms acceptable to us and sensitivity of our operations to fluctuations in interest rates), the potential for the need to use borrowings to make distributions necessary for us to qualify as a REIT, dependence on the primary market in which our properties are located, the existence of complex regulations relating to our status as a REIT, environmental risk, our lack of control of the voting stock in our unconsolidated subsidiary (which is required for us to derive income from it without jeopardizing our REIT status) and the potential adverse impact of the market interest rates on the cost of borrowings by us and on the market price for our securities. Many of the risks and uncertainties that we face are included under the caption "Risk Factors" in the accompanying prospectus.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference might not occur.

                            ------------------------

    You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                          CENTERPOINT PROPERTIES TRUST

    CenterPoint Properties Trust is a self-managed real estate investment trust focused on the acquisition, development, redevelopment, management and ownership of warehouse and industrial property. Substantially all of our properties are located within the Greater Chicago area. As of September 30, 2000, the Company's investment portfolio consisted of 182 properties totaling approximately
28 million square feet.

    Our principal executive office is located at 1808 Swift Road, Oak Brook, Illinois 60523, and our telephone number is (630) 586-8000.

                                USE OF PROCEEDS

    We expect to receive approximately $63.2 million of net proceeds from the sale of the common shares offered by this prospectus supplement, after deducting the underwriting discount and commissions and estimated expenses payable by us.

    We will use the net proceeds to reduce the outstanding balance under our unsecured revolving credit facility which is used to fund development and acquisition of additional properties and for our working capital needs. Our unsecured revolving credit agreement had an aggregate of $120,500,000 outstanding as of September 30, 2000, bearing interest at a weighted average rate of 7.63% per year.

    We are also pursuing sales, expected to be completed in 2001, of a venture interest in the portion of the CenterPoint Intermodal Center (the former Joliet Arsenal) subject to the Burlington Northern Santa Fe railroad ground lease and an interest in the tax increment financing for that redevelopment. The proceeds of these sales, together with the proceeds of this offering, are anticipated to be approximately $150 million. These transactions will reduce our overall debt financing for the CenterPoint Intermodal Center, our development of the new Chicago International Produce Market and other investment activity, and their impact on our results of operations and financial position.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 2000 and as adjusted to give effect to the issuance of the 1,500,000 common shares offered by this prospectus supplement and application of the estimated net proceeds. The table should be read together with our consolidated financial statements which are incorporated by reference.

                                                                   SEPTEMBER 30, 2000
                                                              ----------------------------
                                                               HISTORICAL     AS ADJUSTED
                                                              ------------   -------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
Debt:
  Mortgage notes payable and other debt.....................   $   82,182      $   82,182
  Senior unsecured debt.....................................      350,000         350,000
  Tax-exempt debt...........................................       44,100          44,100
  Unsecured revolving credit borrowings.....................      120,500          57,285
                                                               ----------      ----------
    Total debt..............................................   $  596,782      $  533,567
                                                               ----------      ----------
Shareholders' equity:
  Preferred shares ($.001 par value), 10,000,000 shares
    authorized:
    8.48% series A cumulative redeemable preferred shares;
      3,000,000 shares issued and outstanding having a
      liquidation
      preference of $25 per share ($75,000).................            3               3
    7.50% series B convertible cumulative redeemable
      preferred shares; 1,000,000 issued and outstanding
      having a liquidation preference
      of $50 per share ($50,000)............................            1               1
  Common shares ($.001 par value),
    47,727,273 shares authorized; 20,773,077 and 22,273,077
    issued
    and outstanding, respectively(1)........................           21              22
  Additional paid-in-capital................................      510,205         573,419
  Retained earnings (deficit)...............................      (38,866)        (38,866)
  Unearned compensation--restricted shares..................       (2,610)         (2,610)
                                                               ----------      ----------
    Total shareholders' equity..............................   $  468,754      $  531,969
                                                               ----------      ----------
    Total capitalization....................................   $1,065,536      $1,065,536
                                                               ==========      ==========

------------------------

(1) Does not include 1,653,526 shares reserved for issuance upon the exercise of outstanding stock options.

                          PRICE RANGE OF COMMON SHARES
                               AND DISTRIBUTIONS

    The common shares are listed on the NYSE under the symbol "CNT." The following table presents, for the periods indicated, the high and low closing sale prices of the common shares as reported by the NYSE, and the distribution per share declared for these periods.

                                                                     HIGH                  LOW           DISTRIBUTIONS
                                                              ------------------   -------------------   -------------
1998
      1st Quarter...........................................    $36    1/16          $32    3/4             $0.438
      2nd Quarter...........................................    $35    5/8           $31    7/16            $0.438
      3rd Quarter...........................................    $36    7/16          $30    11/16           $0.438
      4th Quarter...........................................    $36    7/8           $32    1/4             $0.438
1999
      1st Quarter...........................................    $34    1/16          $31    1/16            $0.475
      2nd Quarter...........................................    $37    5/8           $31    1/4             $0.475
      3rd Quarter...........................................    $37    1/4           $31    3/8             $0.475
      4th Quarter...........................................    $36    3/8           $31    3/4             $0.475
2000
      1st Quarter...........................................    $38                  $34    5/16            $0.503
      2nd Quarter...........................................    $40    3/4           $35    5/8             $0.503
      3rd Quarter...........................................    $46    1/4           $40    1/2             $0.503
      4th Quarter (through November 16, 2000)...............    $45    1/2           $44    1/16            $0.503

    On November 16, 2000, the last reported sale price of the common shares on the NYSE was $44 5/8.

    Future distributions by us will be at the discretion of our Board of Trustees and will depend on our cash flow, our financial condition, our capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and any other factors that our Board of Trustees deems relevant.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement by and among us and Lehman Brothers Inc. and First Union Securities, Inc., the underwriters named in the agreement, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the number of common shares set forth opposite its name in the table below.

UNDERWRITER                                                   COMMON SHARES
-----------                                                   -------------
Lehman Brothers Inc.........................................    1,125,000
First Union Securities, Inc.................................      375,000
                                                               ----------
    Total...................................................    1,500,000
                                                               ==========

    Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the common shares if any are purchased.

    The underwriting agreement provides that the underwriters' obligations to purchase common shares depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the common shares are purchased by the underwriters under the underwriting agreement, then all of the common shares which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

    The following table shows the per share and total underwriting discount and commissions to be paid to the underwriters by us.

PAID BY US
----------
Per common share............................................  $     1.00
Total (before expenses).....................................  $1,500,000

    The underwriters have advised us that they propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $0.60 per share. After the offering, the underwriters may change the offering price and other selling terms.

    We have agreed that, for a period of 90 days after the date of this prospectus supplement, we will not, without the prior written consent of Lehman Brothers Inc.:

    - offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional common shares or securities convertible into or exchangeable or exercisable for any common shares.

    Lehman Brothers Inc. has allowed certain exceptions to these restrictions.

    Our executive officers have agreed that for a period of 90 days from the date of this prospectus supplement they will not, without, in each case, the prior written consent of Lehman Brothers Inc.:

    - offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exchangeable or exercisable for any common shares, or

    - enter into a transaction which would have the same effect, or

    - enter into any swap or other derivatives transaction that transfers, in whole or in part, any of the economic consequences of ownership of common shares, whether any such aforementioned transaction is to be settled by delivery of those shares or other securities, in cash or otherwise.

    The underwriters may engage in over-allotment covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

    - Covering transactions involve purchases of our common shares in the open market after the distribution has been completed in order to cover short positions.

    - Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when our common shares originally sold by such broker/dealer are purchased in a stabilizing transaction or a covering transaction to cover short positions.

    These covering transactions and penalty bids may cause the price of our common shares to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

    Lehman Brothers Inc. and First Union Securities, Inc. or their affiliates have engaged, are engaging in and may in the future engage in providing banking, investment banking and/or financial advisory services to us and our affiliates for which they receive customary compensation and expense reimbursement.

    We have agreed to indemnify the underwriters against certain liabilities under the Securities Act of 1933.

    Our common shares are traded on the NYSE under the symbol "CNT."

                                 LEGAL MATTERS

    Kirkland & Ellis, Chicago, Illinois (a partnership that includes professional corporations) will pass upon certain legal matters regarding the issuance of the securities and the validity of the common shares. Kirkland & Ellis will rely upon the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland, as to certain matters of Maryland law. Certain legal matters will be passed upon for the underwriters by Chapman and Cutler, Chicago, Illinois. Chapman and Cutler will also rely upon the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to certain matters of Maryland law.

                                    EXPERTS

    The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                  $500,000,000

                          CENTERPOINT PROPERTIES TRUST

     DEBT SECURITIES, COMMON SHARES, PREFERRED SHARES, SECURITIES WARRANTS
                                ----------------

    We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

    - senior debt securities

    - subordinated debt securities

    - common shares of beneficial interest

    - preferred shares of beneficial interest

    - warrants to purchase debt securities or common shares

    We will provide the specific terms of these securities in supplements to this prospectus in connection with each offering. These terms may include:

     IN THE CASE OF ANY         IN THE CASE OF DEBT          IN THE CASE OF            IN THE CASE OF
        SECURITIES:                 SECURITIES:            PREFERRED SHARES:             WARRANTS:
- offering price              - interest rate           - dividends rights        - the types of
- size of offering            - maturity                - liquidation             securities that may
- underwriting discounts      - ranking                 preferences               be acquired upon
- denomination of             - redemption              - redemption              exercise
  currency                    provisions                provisions                - expiration date
- limitations on direct or    - additional covenants    - conversion              - exercise price
  beneficial ownership                                  privileges                - terms of
- restrictions on transfer                              - voting and other        exercisability
                                                        rights

    The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

    CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 IN THIS PROSPECTUS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                The date of this prospectus is November 7, 2000

                               TABLE OF CONTENTS


About this Prospectus.......................................      3

Centerpoint Properties Trust................................      4

Risk Factors................................................      4

Use of Proceeds.............................................      7

Ratio of Earnings to Fixed Charges..........................      7

Description of Debt Securities..............................      8

Description of Shares of Beneficial Interest................     23

Description of Securities Warrants..........................     32

Certain Provisions of Maryland Law and of the Centerpoint
  Properties Trust
  Declaration of Trust and By-Laws..........................     35

Federal Income Tax Considerations Relating to Our REIT
  Status....................................................     37

Plan of Distribution........................................     45

Legal Matters...............................................     46

Experts.....................................................     46

Where You Can Find More Information.........................     47

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" in this prospectus.

    The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about CenterPoint Properties Trust and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                          CENTERPOINT PROPERTIES TRUST

    CenterPoint Properties Trust is a self-managed real estate investment trust focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property. Substantially all of our properties are located within the Greater Chicago area.

    Our principal executive office is located at 1808 Swift Road, Oak Brook, Illinois 60523, and our telephone number is (630) 586-8000.

                                  RISK FACTORS

    Before you invest in our securities, you should be aware that there are various risks. We believe the risks described below are the most important ones. You should carefully consider these risks, together with all other information included in this prospectus, before you decide to purchase our securities.

REAL ESTATE INVESTMENT RISKS

    CENTERPOINT IS SUBJECT TO THE GENERAL RISKS OF INVESTING IN REAL
ESTATE. The business of owning and investing in real estate is highly competitive. Several factors may adversely affect the economic performance and value of our properties. These include:

    - adverse changes in general or local economic conditions affecting real estate values, rental rates, interest rates, real estate tax rates and other operating expenses

    - competitive overbuilding

    - our inability to keep high levels of occupancy in our properties

    - tenant defaults

    - unfavorable changes in governmental rules and fiscal policies (including rent control legislation)

    In addition, these same factors may affect our ability to sell our properties.

    WE REDEVELOP AND IMPROVE PROPERTIES AND ARE SUBJECT TO RISKS AS A
RESULT. We are subject to risks when we redevelop and improve properties, including the risks that the properties may operate at a cash deficit during the redevelopment and/or lease-up period and that a contractor will be unable to control costs or conform to the original plans and timetables. The contractor's ability to control costs or conform to plans and timetables may be affected by strikes, weather, government regulations and other conditions beyond the contractor's control. As a result, we may not realize the projected benefits from the redevelopment and improvement of properties.

    WE MAY BE UNABLE TO RENEW LEASES OR RELET SPACE. When our tenants decide not to renew their leases upon their expiration, we may not be able to relet the space. Even if our tenants do renew or we are able to relet the space, the terms of renewal or reletting (including the cost of renovations, if necessary) may be less favorable than current lease terms. Through the end of 2003, leases will expire on a total of 59% of the gross leasable area of our current properties. If we are unable to promptly renew our leases or relet space, or if the rental rates upon such renewal or reletting are significantly lower than current rates, then our profitability will be adversely affected.

    WE ARE NOT DIVERSIFIED GEOGRAPHICALLY OR BY PROPERTY TYPE. Substantially all of our properties are located in the Greater Chicago area, and substantially all of our properties are warehouse/industrial properties. While we believe that our focus on this geographical area and property type is an advantage, adverse economic developments in the Greater Chicago area may adversely affect our properties and, therefore, our profitability.

    WE FACE COMPETITION IN OUR MARKETS. Our properties are located in areas that have other warehouse/industrial properties which may be more attractive to potential tenants. Competition from other warehouse/industrial properties may adversely affect our ability to lease our properties and to increase the rentals charged on our leases.

    WE MAY INCUR UNINSURED LOSSES OR LIABILITIES. We carry comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are certain types of losses that are generally not insured, such as losses relating to earthquakes, riots, acts of war or losses relating to contract or lease claims. If an uninsured loss occurred, we could lose both our investment in and anticipated profits and cash flow from a property and we would continue to be obligated on any mortgage indebtedness or other obligations related to the property.

DEBT FINANCING RISKS

    We regularly borrow money to finance our business. As a result, our business is subject to the risks normally associated with debt financing, including the risks that:

    - we will be unable to meet required payments of principal and interest

    - we will not be able to refinance our existing indebtedness or, if we are able to refinance our existing indebtedness, the terms of such refinancing will not be as favorable as the original terms of such indebtedness

    - we will not be able to finance necessary capital expenditures for renovations and other improvements or, if financed, we will not be able to finance such capital expenditures on favorable terms. If we have mortgaged a property to secure payment of indebtedness and we are unable to meet the mortgage payments, the lender may foreclose on the property and we will lose the income and asset value of such property.

    We would be adversely effected by rising interest rates. Advances under our credit facility bear interest at variable rates based on LIBOR or prime. Increases in interest rates would increase our interest expense which could adversely affect our profitability and our ability to service our debt.

REGULATORY RISKS

    OWNERSHIP OF PROPERTIES INVOLVES ENVIRONMENTAL RISKS. Federal, state and local laws and regulations to protect the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination arising from that site.

    Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos (1) properly manage and maintain the asbestos, (2) notify and train those who may come into contact with asbestos and (3) undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. These laws may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

CERTAIN RISKS RELATED TO REIT STATUS

    We elected to be taxed as a REIT for federal income tax purposes effective January 1, 1994. We believe we have qualified for taxation as a REIT for all subsequent periods, and we plan to continue to meet the requirements for REIT status. The rules for maintaining REIT status are highly technical and complex. Some of the requirements depend on factors that are not entirely within our control. For example, at least 95% of our gross income must come from sources itemized in the REIT tax laws. We are also required to distribute to our shareholders at least 95% (90% in taxable years beginning after December 31, 2000) of our REIT taxable income, excluding capital gains. Even a technical or inadvertent failure to meet all the requirements could jeopardize our REIT status.

    Although we are not aware of any currently pending or proposed changes that would have this effect, changes in the tax law could make it more difficult for us to maintain REIT status.

    If we fail to qualify as a REIT, we would be subject to federal income tax at corporate rates. We would be disqualified as a REIT for a period of five years, including the year of disqualification, unless the IRS granted relief from this waiting period. During any period we did not qualify as a REIT, we would have to pay income taxes and would therefore have significantly less money available for investments, for distributions to shareholders, or for payments to creditors. In addition, we would no longer be required to make distributions to shareholders. These consequences would likely have an adverse effect on the value of our securities.

    Even if we qualify as a REIT, we have to pay certain federal, state and local taxes on our income and property. In addition, we hold interests in entities that are required to pay federal and state income tax on their net taxable income.

LACK OF CONTROL OF CERTAIN SUBSIDIARY CORPORATIONS

    To permit us to obtain income from certain activities (such as management of properties owned by third parties) in excess of the amounts we could earn directly without jeopardizing our REIT status, we own a small, non-controlling interest in the voting stock of CenterPoint Realty Services Corporation, which we refer to as CRS. However, we receive substantially all of the economic interest in CRS. Several officers of CenterPoint own substantially all of the voting stock of CRS and exercise voting and management control of CRS. CRS and its subsidiaries, among other things, provide services and commodities to our tenants, develop and improve real property and manage properties owned by third parties.

LIMITATIONS ON A CHANGE IN CONTROL OF CENTERPOINT PROPERTIES TRUST

    WE HAVE A SHAREHOLDER RIGHTS PLAN. The Board of Trustees has adopted a Shareholder Rights Plan under which we granted a dividend distribution of one preferred share purchase right on each of our outstanding common shares. The preferred share purchase rights generally become exercisable (1) if a person becomes an "acquiring person" by acquiring 15% or more of our outstanding common shares or (2) if a person commences a tender offer that would result in that person owning 15% or more of our outstanding common shares. The Shareholder Rights Plan may delay or prevent a change in control of the Company or other transaction that could provide shareholders with a premium over the then-prevailing market price of the common shares. The Board has amended the Plan to allow one mutual fund group to own up to 20% of our common shares. As of June 30, 2000, this mutual fund group owned approximately 12.3% of our common shares.

    BECAUSE OF OUR REIT STATUS, THERE ARE LIMITATIONS ON OWNERSHIP OF OUR SHARES. In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Due to this limitation on the concentration of ownership of shares of beneficial interest in a REIT, the Declaration of Trust restricts ownership of more than 9.8% of the value of the outstanding shares of beneficial interest by any single shareholder, except for the ownership of common shares by our former parent company, CRP-London. This ownership restriction has been waived with respect to the mutual fund group referred to in the previous paragraph.

    These ownership limits, as well as our ability to issue additional common shares and preferred shares, may discourage a change in control of the Company. The ownership limits may also (1) deter tender offers for the common shares, which offers may be advantageous to shareholders, and (2) limit the opportunity for shareholders to receive a premium over then prevailing market prices for their common shares.

    MARYLAND LAW MAY PREVENT OR DISCOURAGE A CHANGE IN CONTROL. The Maryland General Corporation Law establishes special restrictions against "business combinations" between a Maryland business trust and "interested shareholders" or their affiliates unless an exemption is applicable. The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any offers to acquire us, even if our acquisition would be in our shareholders' best interest.

    Maryland law also provides that "control shares" of a Maryland business trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the business trust. The control share statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any control share acquisitions, even if our acquisition would be in our shareholders' best interests.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable prospectus supplement, we intend to invest the net proceeds of any sale of securities for general business purposes. These purposes include the development and acquisition of additional properties and the repayment of outstanding debt.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our ratios of earnings to fixed charges for each of the periods indicated is as follows:

       SIX MONTHS                        YEAR ENDED DECEMBER 31,
     ENDED JUNE 30,        ----------------------------------------------------
          2000               1999       1998       1997       1996       1995
------------------------   --------   --------   --------   --------   --------
          2.43               2.97       2.70       3.24       2.33       1.63

    Our ratios of combined fixed charges and preferred share dividends for each of the periods indicated is as follows:

       SIX MONTHS                        YEAR ENDED DECEMBER 31,
     ENDED JUNE 30,        ----------------------------------------------------
          2000               1999       1998       1997       1996       1995
------------------------   --------   --------   --------   --------   --------
          1.87               2.20       1.98       3.01       2.15       1.51

                         DESCRIPTION OF DEBT SECURITIES

    The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indenture supplements and described in the applicable prospectus supplement.

    The debt securities will be issued under one or more separate Indentures, as amended or supplemented from time to time, between us and a trustee to be selected by us. The Senior Indenture and the Subordinated Indenture are each called an "Indenture" or "Indentures." The Senior Trustee and the Subordinated Trustee are each called a trustee or trustees. Forms of the Senior Indenture and of the Subordinated Indenture have been filed as exhibits to the Registration Statement of which this Prospectus is a part. They will be available for inspection at the corporate offices of the trustees, or as described under the heading "Where You Can Find More Information" in this prospectus. The Indentures will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. We will execute the applicable Indenture when and if we issue debt securities. The following summary of certain provisions of the debt securities and the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to all of the provisions of the Indentures, including the definitions of certain terms and the applicable prospectus supplement. You should read the Indentures carefully to fully understand the terms of the debt securities.

PROVISIONS APPLICABLE TO SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

    GENERAL. The debt securities will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities.

    The indebtedness represented by the senior debt securities will rank equally with our other senior debt (as defined under the heading "Provisions Applicable Solely to Subordinated Debt Securities--General") that may be outstanding from time to time. The payment of principal, premium and interest on indebtedness represented by subordinated debt securities will be subordinated, to the extent provided in the Subordinated Indenture, in right of payment to the prior payment in full of our senior debt. This senior debt includes the senior debt securities, as described under the heading "Provisions Applicable Solely to Subordinated Debt Securities--Subordination."

    Each Indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time (1) in or pursuant to authority granted by a resolution of The Board of Trustees (2) or as established in the applicable Indenture (3) or as may be established in one or more indentures supplemental to the applicable Indenture. All debt securities of one series need not be issued at the same time. Unless otherwise provided, a series may be reopened for issuances of additional debt securities of that series. This may be done without the consent of the holders of that series.

    Each Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under an Indenture may resign or be removed with respect to one or more series of debt securities. A successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee with respect to different series of debt securities, each of those trustees will be a trustee of a trust under the applicable Indenture separate from the trust administered by any other trustee of that series. Except as otherwise indicated, any action described to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable Indenture.

    The prospectus supplement relating to any series of debt securities being offered will contain the specific terms of that series, including the following:

     (1) the title of such series of debt securities;

     (2) the classification of such series of debt securities as senior debt securities or subordinated debt securities;

     (3) the aggregate principal amount of such series of debt securities and any limit on the aggregate principal amount;

     (4) the percentage of the principal amount at which such series of debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity of such series of debt securities;

     (5) if convertible in whole or in part into common shares or preferred shares, the terms on which such series of debt securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the common shares or preferred shares receivable on conversion;

     (6) the date or dates, or the method for determining the date or dates, on which the principal of such series of debt securities will be payable;

     (7) the rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which such series of debt securities will bear interest, if any;

     (8) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any interest will be payable, the Regular Record Dates for the Interest Payment Dates, or the method by which the dates will be determined, the person to whom the interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     (9) the place or places where the principal, premium, Make-Whole Amount, interest and Additional Amounts, if any, on the debt securities will be payable, where the debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the applicable Indenture may be served;

    (10) the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we were to have that option;

    (11) our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to the obligation;

    (12) if other than U.S. dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (13) whether the amount of payments of principal, premium, Make-Whole Amount or interest and Additional Amounts, if any, on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts will be determined;

    (14) any additions to, modifications of or deletions from the terms of the debt securities with respect to Events of Default or covenants set forth in the applicable Indenture;

    (15) whether such debt securities will be issued in certificated or book-entry form;

    (16) whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

    (17) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

    (18) if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

    (19) whether and under what circumstances we will pay any Additional Amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making that payment; and

    (20) any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture.

    The debt securities may provide for less than the entire principal amount to be payable upon declaration of acceleration of the maturity of such debt securities. Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

    The Indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction in which we are involved or in the event of a change in control, unless otherwise specified in the applicable prospectus supplement. Restrictions on ownership and transfers of our common shares and preferred shares are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" and "Risk Factors--Limitation on Ownership of Shares." You should read the applicable prospectus supplement carefully for information with respect to any deletions from, modifications of or additions to our Events of Default. The applicable prospectus supplement may also contain changes to the covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

    DENOMINATION, INTEREST, REGISTRATION AND TRANSFER. Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

    Unless otherwise specified in the applicable prospectus supplement, the principal, applicable premium, Make-Whole Amount, interest and Additional Amounts on any series of debt securities will be payable at the corporate trust office of the applicable trustee. The address of that trustee will be stated in the applicable prospectus supplement. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities. Such payment may also be made by wire transfer of funds to that person at an account maintained within the United States.

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a debt security will from that time cease to be payable to the holder on the applicable Regular Record Date. It may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of that interest which record date will be fixed by the applicable trustee. Notice of the payment will be given to the holder of that debt security not less than ten days before the record date. It may also be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

    Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of that transfer agent or approve a change in the location through which any of those transfer agents act. However, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

    We will not nor will any trustee be required to do any of the following:

    - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption

    - register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part

    - exchange any Bearer Security so selected for redemption, except to exchange such Bearer Security for a Registered Security of that series of like tenor when immediately surrendered for redemption

    - issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid

    MERGER, CONSOLIDATION OR SALE. We will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, if:

    - either we will be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets will expressly assume payment of the principal, premium, Make-Whole Amount, interest and Additional Amounts on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture

    - immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any subsidiary as a result thereof as having been incurred by us or any subsidiary at the time of the transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, has occurred and be continuing

    - an officer's certificate and legal opinion covering such conditions will be delivered to each trustee

    CERTAIN COVENANTS.

    EXISTENCE. Except as described above under "Merger, Consolidation or Sale," we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, we will not be required to preserve any right or franchise if we determine that:

    - the preservation of that right or franchise is no longer desirable in the conduct of our business

    - the loss of that right or franchise is not disadvantageous in any material respect to the holders of the debt securities

    MAINTENANCE OF PROPERTIES. We are required to cause all of our material properties used or useful in our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order. We are required to cause these properties to be supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof. We will decide what actions are necessary that the related business may be properly and advantageously conducted at all times. However, we will not nor will any of our subsidiaries be prevented from selling or otherwise disposing of our properties for value in the ordinary course of business.

    INSURANCE. We are required to, and are required to cause each of our subsidiaries to, keep all of our insurable properties insured against loss or damage in an amount at least equal to their then full insurable value with financially sound and reputable insurers. If the applicable prospectus supplement so states, the insurer will have a specified rating from a recognized insurance rating service.

    PAYMENT OF TAXES AND OTHER CLAIMS. We are required to pay or discharge or cause to be paid or discharged the following obligations:

    - all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our or any of our subsidiary's income, profits or property

    - all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or upon any of the property of any of our subsidiaries

    However, we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim:

    - whose amount, applicability or validity is being contested in good faith through appropriate proceedings

    - for which we have set apart and maintained an adequate reserve

    PROVISION OF FINANCIAL INFORMATION. We will, to the extent permitted under the Exchange Act, file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents, which we refer to as the Financial Information, which we may be required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act on or before the respective dates by which we may be required so to file those documents. We will also, within 15 days of each Required Filing Date, to all holders of debt securities, as their names and addresses appear in the Security Register, mail copies of the annual reports and quarterly reports. These reports will be sent without cost to each holder of debt securities. We will also file with the trustees copies of the Financial Information. If our filing of such documents with the Commission is not permitted under the Exchange Act, we will promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of these documents to any prospective holder of debt securities.

    ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED
ABOVE. Any additional covenants and/or modifications to the covenants we have described above with respect to any debt securities or series of debt securities will be set forth in the applicable Indenture or an indenture supplemental to the applicable Indenture and described in the prospectus supplement relating to those debt securities. These covenants will include any covenants relating to limitations on incurrence of indebtedness or other financial covenants.

    EVENTS OF DEFAULT, NOTICE AND WAIVER. The following are Events of Default under the Indentures with respect to the debt securities of any series:

    (1) default for 30 days in the payment of any installment of interest on any debt security of that series; (2) default in the payment of principal, premium or Make-Whole Amount on any debt security of that series at its Maturity;
(3) default in making any sinking fund payment as required for any debt security of that series; (4) default in the performance or breach of any other of our covenants or warranties contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than that series), that continues for 60 days after written notice as provided in the applicable Indenture;
(5) default in the payment of an aggregate principal amount exceeding $10,000,000 of any of our indebtedness, mortgage, indenture or other instrument under which that indebtedness is issued or by which the indebtedness is secured. However, the default must have occurred after the expiration of any applicable grace period and must have resulted in the acceleration of the maturity of the indebtedness, but only if that indebtedness is not discharged or the acceleration is not rescinded or annulled within a specified period of time;
(6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any significant subsidiary or any of its property; and (7) any other Event of Default provided with respect to a particular series of debt securities. The term "Significant Subsidiary" will mean each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

    If an Event of Default under any Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice to us (and to the applicable trustee if given by the holders). However, at any time after that declaration of acceleration with respect to debt securities of that series (or of all debt securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series (or of all debt securities then outstanding under the applicable Indenture, as the case may
be) may rescind and annul such declaration and its consequences. This rescission may occur if:

    - we have deposited with the applicable trustee all required payments of the principal, premium and interest on the debt securities of the series (or of all debt securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

    - all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the Indenture.

    Each Indenture will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may
be) may waive any past default with respect to such series and its consequences. This waiver does not apply to the following:

    - a default in the payment of the principal, premium or interest on any debt security of the series; or

    - a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected by that default.

    Each trustee is required to give notice to the holders of debt securities within 90 days of a default under the applicable Indenture. Notice is not required if the default has been cured or waived. However, the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of, premium or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of the series) if Responsible Officers of the trustee consider such withholding to be in the interest of the holders.

    Each Indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to that Indenture or for any remedy allowed under the Indenture. However, proceedings may be instituted in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of indemnity reasonably satisfactory to it. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, premium, Make-Whole Amount and interest on, and any additional amounts in respect of those debt securities at the respective due dates.

    Subject to provisions in each Indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of debt securities then outstanding under that Indenture. However, if such holders have offered to the trustee reasonable security or indemnity the trustee is obligated to exercise its rights or powers under the applicable Indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an Indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee exercising any trust or power conferred upon that trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve that trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of that series not joining therein.

    Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers. This certificate will state whether or not the officer has knowledge of any default under the applicable Indenture. If the officer has this knowledge, the certificate will specify each default and the nature and status of that default.

    MODIFICATION OF THE INDENTURES. Modifications and amendments of an Indenture will not be permitted to be made unless the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under that Indenture which are affected by the modification or amendment is obtained. However, none of these modifications or amendments may, without the consent of the holder of each such debt security affected thereby, do any of the following things:

    - change the stated maturity of the principal of, or any installment of interest, premium or Make-Whole Amount on any such debt security

    - reduce the principal amount of, or the rate or amount of interest on or any Additional Amounts payable in respect thereof

    - reduce any premium payable on redemption of, any such debt security

    - reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security

    - change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such debt security

    - impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security

    - reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions of that Indenture or certain defaults and consequences thereunder

    - reduce the quorum or voting requirements set forth in the applicable Indenture

    - if subordinated debt securities, modify any of the provisions of the Subordinated Indenture relating to the subordination of such Subordinated Debt Securities in a manner adverse to the holders thereof

    - modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action

    - to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security

    The holders of not less than a majority in principal amount of outstanding debt securities of each series affected by those covenants in the Indenture will have the right to waive compliance by the Company with certain covenants in the Indenture.

    We may amend and modify each Indenture and substitute the respective trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

    - to evidence the succession of another entity to the Company as obligor under the applicable Indenture

    - to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in an Indenture

    - to add Events of Default for the benefit of the holders of all or any series of debt securities

    - to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect

    - to change or eliminate any provisions of an Indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision

    - to secure the debt securities

    - to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into common shares or preferred shares of the Company

    - to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an Indenture by more than one trustee

    - to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action will not adversely affect the interests of holders of debt securities of any series issued under such Indenture in any material respect

    - to close either Indenture with respect to the authentication and delivery of additional sums of debt securities or to qualify, or maintain qualification of either Indenture under the Trust Indenture Act

    - to supplement any of the provisions of an Indenture to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect

    In determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the applicable Indenture or whether a quorum is present at a meeting of holders of debt securities. Each Indenture will provide that:

    - the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of that determination upon declaration of acceleration of the maturity thereof

    - the principal amount of any debt security denominated in a foreign currency that will be deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided above)

    - the principal amount of an indexed security that will be deemed outstanding will be the principal amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to Section 301 of the applicable Indenture

    - debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of such other obligor will be disregarded

    Each Indenture will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the applicable trustee or, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened. Such resolution must be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding debt securities of the series will constitute a quorum.

    Notwithstanding the foregoing, each Indenture will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of such series and one or more additional series: (1) there will be no minimum quorum requirement for such meeting, and (2) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under that Indenture.

    DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE. We may be permitted under the applicable Indenture to discharge certain obligations to holders of any series of debt securities issued under the applicable Indenture that have not already been delivered to the applicable trustee for cancellation if those obligations have either:

    - become due and payable; or

    - will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable. Such debt securities must be payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, premium, interest and any Additional Amounts to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date.

    Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the debt securities of or within any series pursuant to
Section 301 of the Indenture, we may elect either:

    - to defease and be discharged from any and all obligations with respect to those debt securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on those debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust); or

    - to be released from our obligations with respect to those debt securities under certain specified sections of Article Ten of the applicable Indenture as specified in the applicable prospectus supplement. In this case, any omission to comply with such obligations will not constitute an Event of Default with respect to those debt securities, in either case upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    The foregoing type of trust will be permitted if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable Indenture) that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture.

    "Government Obligations" will be defined in the Indentures to mean securities which are:

    - direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

    - obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt. However (except as required by law), such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable Indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (2) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal, premium and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (1) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (2) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (3) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, premium and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in U.S. dollars.

    If we effect covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of an Event of Default other than the Event of Default described in clause (4) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such debt securities as a result of such covenant defeasance) or described in clause (7) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

    CONVERSION RIGHTS. The terms and conditions, if any, upon which the debt securities are convertible into common shares or preferred shares will be set forth in the applicable prospectus supplement relating thereto. The terms will include:

    - whether such debt securities are convertible into common shares or preferred shares

    - the conversion price (or manner of calculation thereof)

    - the conversion period

    - provisions as to whether conversion will be at the option of the holders or the Company

    - the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status

    REDEMPTION OF SECURITIES. Each Indenture provides that our debt securities may be redeemed at any time at our option, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any debt securities or series of debt securities under the applicable Indenture.

    From and after notice has been given as provided in the Indentures, if funds for the redemption of any debt securities called for redemption have been made available on the redemption date, those debt securities will cease to bear interest on the date fixed for the redemption specified in that notice. The only right of the holders of the debt securities will be to receive payment of the redemption price.

    Notice of any optional redemption of any debt securities will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days before the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed. With respect to Bearer Securities, notice will be sufficiently given if published in an authorized newspaper in the city of New York and in such other city or cities as may be specified in the debt securities.

    If we elect to redeem debt securities, we will notify the applicable trustee at least 45 days before the redemption date (or such shorter period as satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If less than all the debt securities are to be redeemed, the applicable trustee will select the debt securities to be redeemed, by lot or in such manner as it deems fair and appropriate.

    GLOBAL SECURITIES. The following will apply to debt securities of any series unless the prospectus supplement relating to that series provides otherwise.

    The debt securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to that series. Global Securities, if any, issued in the United States are expected to be deposited with the Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual securities represented thereby, it may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to the Depository or another nominee of the Depository or by the Depository or any nominee of the Depository to a successor Depository or any nominee of a successor Depository.

    The specific terms of the depository arrangement with respect to particular securities will be described in the prospectus supplement relating to those securities. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

    Upon the issuance of a global security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by the Global Security to the accounts of persons that have accounts with that Depository, who we will refer to as Participants. The accounts will be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered directly by us. Ownership of beneficial interests in the Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Global Security or its nominee (with respect to beneficial interests of participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

    So long as the Depository for a global security or its nominee is the registered owner of a Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by that Global Security for all purposes. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a Global Security will not:

    - be entitled to have any of the individual securities represented by the Global Security registered in their names

    - will not receive or be entitled to receive physical delivery of any of those securities in definitive form

    - will not be considered the owners or holders thereof

    Payment with respect to securities represented by a Global Security registered in the name of a Depository or its nominee (including dividends, with respect to common shares, dividends and any redemption payments on preferred shares and principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual debt securities) will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, any trustee, any Paying Agent, the Security Registrar or any transfer agent for securities represented by a Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such securities. Neither will they have any responsibility for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that the Depository for any securities or its nominee, upon receipt of any payment with respect to securities represented by a Global Security will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Security as shown on the records of that Depository or its nominee. We also expect that payments by Participants to owners of beneficial interests in such Global Security held through those Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Those payments will be the responsibility of the applicable Participants.

    If a Depository for any securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor Depository within 90 days, we will issue individual securities in exchange for the Global Security representing that discretion, subject to any limitations described in the prospectus supplement relating to those securities, determine not to have any of such securities represented by one or more Global Securities and in such event will issue individual securities in exchange for the Global Security or securities representing such securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

    GENERAL. Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank equally with certain other of our subordinated debt that may be outstanding from time to time and will rank junior to all of our senior debt. This senior debt shall include the Senior Debt Securities that may be outstanding from time to time. All Section references appearing below are to Sections of the Subordinated Indenture.

    If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of senior debt outstanding as of a recent date will be set forth in the prospectus supplement. The Subordinated Indenture will not restrict the amount of senior debt that we may incur.

    The term "Senior Debt" will be defined in the Subordinated Indenture to mean the following:

    - the principal of, premium and interest on indebtedness for borrowed money

    - purchase money and similar obligations

    - obligations under capital leases

    - guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for payment of, such indebtedness of others

    - renewals, extensions and refunding of any such indebtedness

    - interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings

    - obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which we incurred, assumed or guaranteed the indebtedness or obligations described in the above clauses expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to any other of our indebtedness or obligations. As used in the preceding sentence, the term "purchase-money obligations" means indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise. However, it will not include any trade accounts payable.

    SUBORDINATION. The payment of the principal of premium and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all of our senior debt.

    No payment or distribution will be made by us, the trustee or the Paying Agent on account of principal of, premium or interest on the Subordinated Debt Securities, whether upon stated maturity, upon redemption or acceleration, or otherwise, or on account of the purchase or other acquisition of Subordinated Debt Securities, whether upon stated maturity, upon redemption or acceleration, or otherwise, if there has occurred and be continuing a default with respect to any senior debt permitting the acceleration thereof or with respect to the payment of any senior debt and (1) such default is the subject of a judicial proceeding or (2) notice of such default in writing or by telegram has been given to us by any holder or holders of any senior debt, unless and until we have received written notice from such holder or holders that such default or event of default has been cured or waived or has ceased to exist.

    Upon any acceleration of the principal of the Subordinated Debt Securities or any payment by us or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon our dissolution or winding up or liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all senior debt will first be paid in full in cash, or payment thereof provided for to the satisfaction of the holders thereof, before any payment or distribution is made on account of the redemption price or principal of (and premium, if any) or interest on the Subordinated Debt Securities; and (subject to the power of a court of competent jurisdiction to make other equitable provision, which has been determined by such court to give effect to the rights conferred in Article 16 of the Subordinated Indenture upon the senior debt and the holders thereof with respect to the Subordinated Debt Securities or the holders thereof or the trustee, by a lawful plan of reorganization or readjustment under applicable law) upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the Subordinated Debt Securities or the trustee would be entitled except for the provisions of Article 16 of the Subordinated Indenture, will be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to the holders of our senior debt or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any senior debt may have been issued, as their respective interests may appear, to the extent necessary to pay all senior debt in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of senior debt, before any payment or distribution is made to the holders of the Subordinated Debt Securities or to the trustee, except that the trustee will have a lien for the payment of its fees and expenses.

    Notwithstanding the foregoing, if any payment or distribution we make of any kind or character, whether in cash, property or securities, prohibited by the foregoing, will be received by the trustee or the holders of the Subordinated Debt Securities before all senior debt is paid in full in cash, or provision is made for such payment to the satisfaction of the holders thereof, and if such fact has then been or thereafter is made known to a Responsible Officer of the trustee or, as the case may be, such holder, then and in such event such payment or distribution will be paid over or delivered to the holders of senior debt or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any senior debt may have been issued, as their respective interests may appear, for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all senior debt in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of such senior debt, and, until so delivered, the same will be held in trust by any holder of a security as the property of the holders of senior debt.

    The holders of senior debt may, at any time and from time to time, without the consent of or notice to the holders of the subordinated debt securities, without incurring responsibility to the holders of the Subordinated Debt Securities and without impairing or releasing the obligations of the holders of the Subordinated Debt Securities to the holders of senior debt:

    - change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, senior debt, or otherwise amend in any manner senior debt or any instrument evidencing the same or any agreement under which senior debt is outstanding

    - sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing senior debt

    - release any person liable in any manner for the collection of senior debt

    - exercise or refrain from exercising any rights against us and any other person

    SUBROGATION. Subject to the payment in full in cash of all amounts then due (whether by acceleration of the maturity thereof or otherwise) on account of all senior debt at the time outstanding, the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of senior debt to receive payments or distributions of cash, property or securities of the Company applicable to the senior debt until the principal of (and premium, if any) and interest on the subordinated debt securities is paid in full. For the purposes of such subrogation, no payments or distributions to the holders of senior debt to which the holders of the Subordinated Debt Securities or the trustee would be entitled except for the provisions of Article 16 of the Subordinated Indenture, and no payments other than pursuant to the provisions of Article 16 of the Subordinated Indenture to the holders of senior debt by holders of the Subordinated Debt Securities or the trustee, will, as between us, our creditors other than holders of senior debt, and the holders of the Subordinated Debt Securities, be deemed to be a payment by us to or on account of the senior debt. It is understood that the provisions of Article 16 of the Subordinated Indenture are and are intended solely for the purpose of defining the relative rights of the holders of the Subordinated Debt Securities, on the one hand, and the holders of senior debt, on the other hand.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

    The following is a summary of the terms of the shares of beneficial interest. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Declaration of Trust and By-Laws. You should read these documents carefully to fully understand the terms of the shares of Beneficial Interest.

GENERAL

    The Declaration of Trust authorizes the issuance of up to 60,000,000 of our shares of beneficial interest, of which 47,727,273 are common shares, par value $.001 per share, 2,272,727 are Class B common shares, par value $.001 per share, and 10,000,000 are shares of Series Preferred Shares, par value $.001 per share of which 3,000,000 are 8.48% Series A Cumulative Redeemable Preferred Shares and 1,000,000 are 7.5% Series B Cumulative Convertible Redeemable Preferred Shares. As of June 30, 2000, there were 20,763,661 common shares, no Class B common shares, 3,000,000 Series A Preferred Shares and 1,000,000 Series B Preferred Shares issued and outstanding, all of which are fully-paid and non-assessable.

    Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and our Declaration of Trust provide that no shareholder shall be personally liable for any obligation of the Company. However, with respect to tort claims, claims for taxes and certain statutory liabilities, shareholders may, in some jurisdictions, be personally liable to the extent such claims are not satisfied by the Company. Because we have public liability insurance in amounts that we consider adequate, any risk of personal liability to shareholders would be limited to situations in which our assets, together with our insurance coverage, would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

    Holders of common shares are entitled to receive dividends when and as declared by the Board of Trustees out of funds legally available therefor after payment of any preferential dividends to the holders of any series of preferred shares that may then be issued and outstanding. Upon any liquidation, dissolution or winding up of the Company, holders of common shares are entitled to receive ratably any assets remaining after payment in full of all of our liabilities and any preferential payments to the holders of preferred shares. The holders of common shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees, and, except as otherwise required by law with respect to class voting rights, or as granted to the holders of Class B common shares, or provided in any resolution adopted by the Board of Trustees with respect to any series of preferred shares establishing the powers, designations, preferences and relative, participating, optional or other special rights of such series, the holders of common shares possess all voting powers. Holders of common shares do not possess preemptive rights to subscribe for additional securities we may issue or the right to cumulate their shares in the election of trustees or in any other matter. All common shares offered by us will be, and all issued and outstanding common shares are, fully paid and non-assessable.

    The current transfer agent and registrar for the common shares is First Chicago Trust Company of New York, Jersey City, New Jersey.

SHAREHOLDER RIGHTS PLAN

    On July 30, 1998, our Board of Trustees adopted a Preferred Share Purchase Rights Agreement and declared a dividend distribution of one Preferred Share Purchase Right, which we refer to as a Right, on each outstanding share of our common shares of beneficial interest.

    Each Right entitles the holder to purchase from us one one-thousandth of a Junior Participating Preferred Share of Beneficial Interest, Series A, which we refer to as a Rights Preferred Share, at a price of $120, subject to adjustment. The Rights Preferred Shares (1) are non-redeemable, (2) are entitled to a minimum preferential quarterly dividend payment equal to the greater of $25 per share or 1,000 times the Company's common share dividend, (3) have a minimum liquidation preference equal to the greater of $100 per share or 1,000 times the liquidation payment made per common share and (4) are entitled to vote with the common shares with each Rights Preferred Share having 1,000 votes.

    The Rights trade together with our common shares of beneficial interest and do not become exercisable until the "distribution date." A distribution date will occur ten days after any person (including a group) becomes an "acquiring person" by acquiring 15% or more of our outstanding common shares or if a person commences a tender offer that would result in that person owning 15% or more of our outstanding common shares. On the distribution date, (1) the Rights will be traded separately from our common shares and (2) a holder of the Rights (other than an "acquiring person"), instead of purchasing Rights Preferred Shares, may exercise the Rights for a number of common shares having a market value equal to two times the exercise price of the Rights. The Board has amended the Plan to allow one mutual fund group to own up to 20% of our common shares.

    At any time after the person becomes an "acquiring person," if we are involved in any merger, consolidation or other transaction in which we are not the survivor, if our common shares are exchanged, or if 50% or more of our consolidated assets or earning power are sold, the holder of the Rights (other than an "acquiring person") may exercise the Rights to purchase a number of shares of common stock of the acquiring corporation having a market value equal to two times the exercise price of the Rights. In addition, at any time after a person becomes an "acquiring person" but before such person has acquired 50% or more of our common shares, we may elect to exchange any or all of the Rights (other than those held by an "acquiring person") for our common shares of beneficial interest on a one-for-one basis.

    We may generally redeem the Rights, in whole but not in part, at a price of $.01 per right. If not exercised or redeemed, the Rights will expire on the close of business on July 30, 2008.

PREFERRED SHARES

    GENERAL. Preferred shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Before issuance of shares of each series, the Board is required to fix for each such series, subject to the provisions of Maryland law and the Declaration of Trust, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Trustees or a duly authorized committee thereof. The Board could authorize the issuance of preferred shares with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, common shares might believe to be in their best interests, or in which holders of some, or a majority of, common shares might receive a premium for their common shares over the then market price of such shares. The preferred shares will, when issued, be fully-paid and non-assessable and will have no preemptive rights.

    The prospectus supplement relating to any preferred shares offered thereby will contain the specific terms, including:

     (1) The title and stated value of such preferred shares

     (2) The number of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares

     (4) The date from which dividends on such preferred shares will accumulate, if applicable

     (5) The procedures for any auction and remarketing, if any, for such preferred shares

     (6) The provision for a sinking fund, if any, for the preferred shares

     (7) The provisions for redemption, if applicable, of the preferred shares

     (8) Any listing of the preferred shares on any securities exchange

     (9) The terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares of the Company, including the conversion price (or manner of calculation thereof)

    (10) A discussion of federal income tax considerations applicable to such preferred shares

    (11) The relative ranking and preferences of such preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs

    (12) Any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs

    (13) Any limitations on direct or beneficial ownership and restrictions on transfer of such preferred shares, in each case as may be appropriate to preserve our status as a REIT

    (14) Any other specific terms, preferences, rights, limitations or restrictions of such preferred shares

    The Registrar and Transfer Agent for the preferred shares will be set forth in the applicable prospectus supplement.

    The description of the provisions of the preferred shares set forth in this prospectus and in the related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to our Declaration of Trust relating to such series of preferred shares. You should read these documents carefully to fully understand the terms of the preferred shares. In connection with any offering of preferred shares, Articles Supplementary will be filed with the SEC as an exhibit or incorporated by reference in the Registration Statement.

    RANK. Unless otherwise specified in the prospectus supplement, the preferred shares will, with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Company, rank as follows:

    - senior to all classes or series of common shares of the Company, and to all equity shares (defined below) ranking junior to such preferred shares

    - on a parity with all equity shares issued by us the terms of which specifically provide that such equity shares rank on a parity with the preferred shares

    - junior to all equity shares issued by us the terms of which specifically provide that such equity shares rank senior to the preferred shares. The term "Equity Shares" includes common shares and preferred shares and does not include convertible debt securities

    DIVIDENDS. Holders of the preferred shares of each series will be entitled to receive, when, as and if declared by our Board of Trustees, out of assets legally available for payment, cash dividends at such rates (or method of calculation thereof) and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend will be payable to holders of record as they appear on our stock transfer books on such record dates as are fixed by the Board of Trustees.

    Dividends on any series of preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Board of Trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are non-cumulative, then the holders of such series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date. We will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If any preferred shares of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any of our preferred shares of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of such series for any period unless (1) if such series of preferred shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series for all past dividend periods and the then current dividend period or (2) if such series of preferred shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of such series, all dividends declared upon the preferred shares of such series and any other series of preferred shares ranking on a parity as to dividends with such preferred shares will be declared pro rata so that the amount of dividends declared per share on preferred shares of such series and such other series of preferred shares will in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred shares do not have a cumulative dividend) and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in common shares or other shares of beneficial interest ranking junior to the preferred shares of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the common shares, or any other shares of beneficial interest in the Company ranking junior to or on a parity with the preferred shares of such series as to dividends or upon liquidation, nor will any common shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the preferred shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the preferred shares of such series as to dividends and upon liquidation).

    Any dividend payment made on a series of preferred shares will first be credited against the earliest accrued but unpaid dividend due with respect to shares of the series which remains payable.

    REDEMPTION. If so provided in the applicable prospectus supplement, the preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the applicable prospectus supplement.

    The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares, if any, that we will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if the preferred shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest in the Company, the terms of such preferred shares may provide that if no such shares of beneficial interest have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred shares will automatically and mandatorily be converted into the applicable shares of beneficial interest in the Company pursuant to conversion provisions specified in the applicable prospectus supplement.

    Notwithstanding the foregoing, unless (1) the series of preferred shares has a cumulative dividend, full cumulative dividends on all preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (2) if such series of preferred shares does not have a cumulative dividend, full dividends on all shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no preferred shares of such series will be redeemed unless all outstanding preferred shares of such series are simultaneously redeemed. However, the foregoing will not prevent the purchase or acquisition of preferred shares of that series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series. In addition, unless (1) if such series of preferred shares has a cumulative dividend, full cumulative dividends on all outstanding preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if such series of preferred shares does not have a cumulative dividend, full dividends on all shares of such series of preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we will not purchase or otherwise acquire directly or indirectly any preferred shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the preferred shares of such series as to dividends and upon liquidation). However, the foregoing will not prevent the purchase or acquisition of preferred shares of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series.

    If fewer than all of the outstanding preferred shares of any series are to be redeemed, we will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holders (with adjustments to avoid redemption of fractional shares) or in any other manner determined by us.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our stock transfer books. Each notice will include:

    - the redemption date

    - the number of shares and series of preferred shares to be redeemed

    - the redemption price

    - the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption prices

    - that dividends on the shares to be redeemed will cease to accrue on such redemption date

    - the date upon which the holder's conversion rights, if any, as to such shares will terminate. If fewer than all of the preferred shares of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of preferred shares to be redeemed from each such holder. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been irrevocably set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred shares, such preferred shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment will be made to the holders of any common shares or any other class or series of shares of beneficial interest in the Company ranking junior to the preferred shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of preferred shares will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred shares do not have a cumulative dividend). Unless otherwise specified in the applicable prospectus supplement, after payment of the full amount for the liquidating distributions to which they are entitled, the holders of preferred shares of a particular class or series will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of a particular class or series and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest in the Company ranking on a parity with such preferred shares in the distribution of assets, then the holders of the preferred shares and all other applicable classes or series of shares of beneficial interest will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions have been made in full to all holders of a series of preferred shares, the remaining assets will be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other trust, corporation or entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

    VOTING RIGHTS. Holders of preferred shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

    Unless provided otherwise for any series of preferred shares, so long as any preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

    - authorize, create or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking before such series of preferred shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest in the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

    - amend, alter or repeal the provisions of our Declaration of Trust, whether by merger, consolidation or otherwise, so as to materially adversely affect any right, preference, privilege or voting power of such series of preferred shares or the holders thereof.

    However, with respect to the occurrence of any of the events set forth in the second provision above, so long as the preferred shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event, we may not be the surviving entity, the occurrence of any such event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of preferred shares and provided further that (1) any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or (2) any increase in the amount of authorized shares of the series or any other series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of the series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or before the time when the act with respect to which such vote would otherwise be required is effected, all outstanding preferred shares of such series have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

    CONVERSION RIGHTS. The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of preferred shares is redeemed.

    OUTSTANDING PREFERRED SHARES AND DIVIDENDS. We currently have outstanding 3,000,000 shares of 8.48% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest and 1,000,000 shares of 7.50% Series B Convertible Cumulative Redeemable Preferred Shares of Beneficial Interest.

    Holders of the Series A Preferred Shares are entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at a rate of 8.48% per annum of the $25 liquidation preference per share (equivalent to $2.12 per annum per share). Such dividends are cumulative from the date of original issue and are payable quarterly in arrears on or about the 30th day of January, April, July and October or, if not a business day, the next business day. The Series A Preferred Shares are not redeemable before October 30, 2002. On and after October 30, 2002, we may, at our option, redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption.

    The Series B Preferred Shares rank on parity with the Series A Preferred Shares with respect to the payment of dividends and payment upon liquidation.

    Holders of the Series B Preferred Shares are entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at a rate of 7.50% per annum of the $50 liquidation preference per share (equivalent to $3.75 per annum per share). Dividends on the Series B Preferred shares are cumulative from the date of original issue and are payable quarterly in arrears on or about the 30th day of each March, June, September and December or, if not a business day, the next business day. The Series B Preferred Shares are not redeemable before June 30, 2004. On and after June 30, 2004, we may, at our option, redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $50 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption.

    Upon the death of any holder of Series B Preferred Shares, such shareholder's personal representative or surviving joint tenant(s) has a limited right to have us redeem their Series B Preferred Shares which we may pay for in cash or our common shares.

RESTRICTIONS ON TRANSFER

    To qualify as a REIT under the Code, our common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the issued and outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. To ensure compliance with these requirements, the Declaration of Trust contains provisions restricting the ownership and acquisition of shares of beneficial interest in the Company, including any of our preferred shares.

    The Declaration of Trust, subject to an exception in favor of Capital and Regional Properties, plc, which we refer to as CRP-London, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the issued and outstanding common shares or preferred shares. The constructive ownership rules are complex and may cause the equity shares owned directly or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the equity shares (or the acquisition of an interest in an entity which owns equity shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the equity shares, and thus subject such equity shares to the ownership limit of 9.8%. In addition, for these purposes, common shares that may be acquired upon conversion or exchange of convertible debt securities directly or constructively held by an investor, but not necessarily common shares issuable with respect to convertible debt securities held by others, will be deemed to be outstanding before conversion or exchange, for purposes of determining the percentage of ownership of equity shares held by that investor. The Board of Trustees may, upon the receipt of a ruling from the IRS or an opinion of counsel satisfactory to it, waive the ownership limit with respect to a given holder if such holder's ownership will not then or in the future jeopardize our status as a REIT. The ownership limit has been waived to allow one mutual fund to own us up to 20% of our common shares.

    For purposes of determining whether 5 or fewer individuals own 50% or more of the shares of a REIT in violation of the ownership concentration limitation, shares held by certain domestic pension trusts are, subject to certain restrictions and special rules, treated under the Code as held by the beneficiaries of those trusts. We do not intend to rely on this rule to maintain compliance with the ownership concentration limitation. Accordingly, under the Declaration of Trust, domestic pension funds are subject to the restriction on ownership of more than 9.8% of the value of the outstanding shares of beneficial interest.

    The Declaration of Trust contains a provision which limits the right of any shareholder to transfer or otherwise dispose of his common or preferred shares in a manner which is contrary to the 9.8% ownership limit. If any shareholder purports to transfer his shares to another person and either the transfer would result in our failure to qualify as a REIT or such transfer would cause the transferee to hold more than the ownership limit, the purported transfer will be null and void and the shareholder will be deemed not to have transferred his shares. Moreover, if any person holds shares in excess of the ownership limit, this person will be deemed to hold such excess shares solely in trust for our benefit. Such person will not receive distributions with respect to the excess shares or be entitled to vote such shares. In this event, this person will be deemed to have offered to sell the excess shares to us for the lesser of the amount paid for the shares or the market price of the shares, which offer we can accept for a period of 90 days after the later of (1) the date of the transfer resulting in such excess shares and (2) the date our Board of Trustees determines that the excess shares exist. In its sole discretion, we may repurchase the shares for cash.

    Federal income tax regulations require that we demand within 30 days after the end of each of our taxable years written statements from shareholders of record holding more than a specified percentage of the Company's shares of beneficial interest, in which the shareholders set out information with respect to their actual and constructive ownership of the equity shares and debentures. In addition, each shareholder must on demand disclose to us in writing such additional information as we may request to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on our status as a REIT.

    All certificates representing common shares and/or preferred shares will bear a legend referring to the restrictions on transfer described above.

    These ownership limitations could have the effect of discouraging a takeover or other transactions in which holders of some, or a majority, of equity shares might receive a premium for their shares over the prevailing market price or which such holders might believe to be otherwise in their best interest.

                       DESCRIPTION OF SECURITIES WARRANTS

    We may issue securities warrants for the purchase of debt securities, preferred shares or common shares. Securities warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of securities warrants. The following summary of certain provisions of the securities warrant agreement and the securities warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the securities warrant agreement and the securities warrant certificates relating to each series of securities warrants which will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part at or before the time of the issuance of that series of securities warrants.

    If securities warrants are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including, in the case of securities warrants for the purchase of debt securities, the following:

    - the offering price

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
    - the denominations and terms of the series of debt securities purchasable upon exercise of such securities warrants

    - the designation and terms of any series of debt securities with which such securities warrants are being offered and the number of such securities warrants being offered with such debt securities

    - the date, if any, on and after which such securities warrants and the related series of debt securities will be transferable separately

    - the principal amount of the series of debt securities purchasable upon exercise of each such securities warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise

    - the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire

    - whether the securities warrants will be issued in registered or bearer form

    - any special United States federal income tax consequences

    - the terms, if any, on which we may accelerate the date by which the securities warrants must be exercised

    - any other material terms of such securities warrants

    In the case of securities warrants for the purchase of preferred shares or common shares, the applicable prospectus supplement will describe the terms of those securities warrants, including the following where applicable:

    - the offering price

    - the type and aggregate number of shares purchasable upon exercise of the securities warrants, the exercise price, and in the case of securities warrants for preferred shares, the designation, aggregate number and terms of the series of preferred shares with which the securities warrants are being offered, if any, and the number of such securities warrants being offered with the preferred shares

    - the date, if any, on and after which the securities warrants and the related series of preferred shares, if any, or common shares will be transferable separately

    - the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire

    - any special United States federal income tax consequences

    - any other material terms of the securities warrants

    Securities warrant certificates may be exchanged for new securities warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any securities warrant to purchase debt securities, holders of such securities warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable Indenture. Before the exercise of any securities warrants to purchase preferred shares or common shares, holders of such securities warrants will not have any rights of holders of such preferred shares or common shares, including the right to receive payments of dividends, if any, on such preferred shares or common shares, or to exercise any applicable right to vote.

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EXERCISE OF SECURITIES WARRANTS

    Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or number of preferred shares or common shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered securities warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by us), unexercised securities warrants will become void.

    Securities warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common shares purchasable upon such exercise, together with certain information set forth on the reverse side of the securities warrant certificate. Securities warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five
(5) business days, of the securities warrant certificate evidencing such securities warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common shares purchasable upon such exercise. If fewer than all of the securities warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of securities warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

    The warrant agreements may be amended or supplemented without the consent of the holders of the securities warrants issued under the warrant agreement to effect changes that are not inconsistent with the provisions of the securities warrants and that do not adversely affect the interests of the holders of the securities warrants.

COMMON SHARE WARRANT ADJUSTMENTS

    Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of common shares covered by, a common shares warrant are subject to adjustment in certain events, including:

    - payment of a dividend on the common shares payable in shares of beneficial interest and stock splits, combinations or reclassifications of the common shares

    - issuance to all holders of common shares of rights or warrants to subscribe for or purchase common shares at less than their current market price (as defined in the warrant agreement for that series of common shares warrants)

    - certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings), or of subscription rights and warrants (excluding those referred to above)

    No adjustment in the exercise price of, and the number of common shares covered by, a common shares warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of common shares covered by, a common shares warrant will not be adjusted for the issuance of common shares or any securities convertible into or exchangeable for common shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

    In the event of any (1) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or

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
cancellation of outstanding common shares); (2) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or
(3) reclassification, capital reorganization or exchange of the common shares (other than solely a change in par value or from par value to no par value), then any holder of a common shares warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common shares warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's common shares warrant immediately before the occurrence of such event. If the consideration to be received upon exercise of the common shares warrant following any such event consists of common shares of the surviving entity, then from and after the occurrence of such event, the exercise price of such common shares warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were common shares.

                 CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
         CENTERPOINT PROPERTIES TRUST DECLARATION OF TRUST AND BY-LAWS

    The following paragraphs summarize certain provisions of Maryland law and our Declaration of Trust and By-Laws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Declaration of Trust and By-Laws. You should read these documents carefully to fully understand the terms of Maryland law, our Declaration of Trust and our By-Laws.

THE BOARD OF TRUSTEES

    Our By-Laws provide that the number of our trustees may be established by the Board but may not be fewer than three nor more than ten, a majority of which must be independent. Any vacancy will be filled at any regular meeting or at any special meeting of shareholders called for that purpose or by a majority of the remaining directors. Pursuant to the terms of the By-Laws, each trustee will hold office for a one-year term expiring at the annual meeting of shareholders to be held the following year and until his successor is duly elected and qualified. Holders of shares will have no right to cumulative voting in the election of trustees.

BUSINESS COMBINATIONS

    As a Maryland real estate investment trust, we are subject to certain restrictions concerning certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between us and an interested shareholder (defined as any person who beneficially owns 10% or more of the voting power of our shares or our affiliate who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of beneficial interest in the Company) or an affiliate thereof. Such business combinations are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding voting shares voting together as a single group and of at least two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares owned by the person with whom the business combination is to be effected, unless, among other things, our shareholders receive a "minimum price" (as determined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Trustees before the time that the interested shareholder becomes an interested shareholder.

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
CONTROL SHARE ACQUISITIONS

    Maryland law provides that "control shares" of a Maryland business trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the business trust are excluded from shares entitled to vote on the matter. "Control shares" are voting shares which, if aggregated with all other shares owned by the acquiror or shares for which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

    - one-tenth or more but less than one-third;

    - one-third or more but less than a majority; or

    - a majority or more of all voting power.

    Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the business trust may be able to redeem any or all of the control shares for fair value except for control shares for which voting rights previously have been approved. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our Declaration of Trust or By-Laws. No such provisions are currently contained in our Declaration of Trust or By-Laws. However, we cannot assure that such provisions will not be provided for in the future.

AMENDMENT TO THE DECLARATION OF TRUST

    Our Declaration of Trust may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

DISSOLUTION OF CENTERPOINT PROPERTIES TRUST

    Our dissolution must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter or the written consent of all holders of shares entitled to vote on this matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    Our Declaration of Trust establishes an advance notice procedure for shareholders to make nominations of candidates for election as trustees or bring other business before an annual meeting of shareholders.

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
    These procedures provide that (1) only persons who are nominated by or at the direction of the Board of Trustees, or by a shareholder who has given timely written notice containing specified information to the Secretary of the Company before the meeting at which directors are to be elected, will be eligible for election as trustees and (2) at an annual meeting only such business may be conducted as has been brought before the meeting by or at the direction of the Chairman of the Board of Trustees or by a shareholder who has given timely written notice to the Secretary of such shareholder's intention to bring such business before the meeting. In general, to be considered timely, notice of shareholder nominations to be made or business to be conducted at an annual meeting must be received not less than 60 days nor more than 90 days before the first anniversary of the previous year's annual meeting.

    The purpose of requiring such advance notice by shareholders is to provide the Board of Trustees a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or advisable by the Board of Trustees, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our Declaration of Trust does not give the Board of Trustees any power to disapprove of shareholder nominations or proposals for action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if the proper procedures are not followed. In addition, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or in the best interests of the Company and its shareholders. The provisions in our Declaration of Trust regarding advance notice provisions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                 FEDERAL INCOME TAX CONSIDERATIONS RELATING TO
                                OUR REIT STATUS

    The following is a summary of certain federal income tax considerations regarding our REIT election. The tax treatment of a holder of any of the securities will vary depending on the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of securities. A description of certain federal income tax considerations pertaining to holders of the securities will be provided in the relevant prospectus supplement.

    The following summary is based on federal income tax law in effect as of the date hereof. Such law is subject to change without notice, and may be changed with retroactive effect. The summary is for general information only, and does not constitute tax advice.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, IN LIGHT OF HIS INDIVIDUAL CIRCUMSTANCES, OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

QUALIFICATION AS A REIT; OPINION OF COUNSEL

    Our REIT election was effective as of January 1, 1994. The tax consequences described herein and in any prospectus supplement are largely contingent on our qualification as a REIT for federal income tax purposes. Our failure to maintain our REIT status would materially alter the tax and economic consequences to a purchaser. See "Failure to Qualify as a REIT" below. Kirkland & Ellis, Chicago, Illinois, has provided its opinion that our method of operation as described herein and as represented by us will permit us to continue to qualify as a REIT for the current and subsequent taxable years. Such opinion is based upon the Code, as amended, applicable Treasury Regulations adopted thereunder, reported judicial decisions, and IRS rulings, all as of the date hereof, and certain of our representations and factual assumptions related to the ownership and operation of the Company. It should be noted that whether we will maintain our status as a REIT under the Code will depend upon whether we meet the various qualification tests imposed under the Code through actual annual operating results. No assurance can be given that the actual results of our operations will satisfy these requirements. The principal requirements we must meet to maintain our status as a REIT are described below.

SHARE OWNERSHIP

    TRANSFERABILITY. In general, shares representing ownership of a REIT must be transferable. Our shares will be subject to certain restrictions designed to assure compliance with the rule prohibiting closely-held status, described below. A REIT will not fail the requirement of transferability by reason of such restrictions.

    100 SHAREHOLDERS REQUIRED. The beneficial ownership of an entity seeking to qualify as a REIT must be held by 100 or more persons. This requirement must be met for at least 335 days of a 12-month year, or a proportionate part of a shorter tax year. For purposes of this rule, the word "person" generally includes individuals and entities, with pension and profit-sharing trusts, rather than their beneficiaries, being treated as persons. We anticipate that we will continue to meet this requirement.

    CLOSELY-HELD STATUS NOT PERMITTED. An entity does not qualify as a REIT if a group of five or fewer individuals own, directly or indirectly, more than 50% of the value of the outstanding shares of the entity at any time during the last half of the taxable year. For this purpose, certain entities are treated as individuals, but stock owned, directly or indirectly, by a corporation, partnership, estate or trust is generally considered as being owned proportionately by that entity's shareholders, partners or beneficiaries. Accordingly, shares held by CRP-London will be considered as being owned proportionately by the individual shareholders of CRP-London. In addition, compliance with certain procedural requirements may protect us from loss of REIT status by reason of an inadvertent violation of this rule. The Declaration of Trust provides certain restrictions on ownership of shares designed to assure compliance with this requirement.

    Domestic pension funds generally are not treated as a single person for purposes of this rule. Instead, the beneficiaries of the fund are treated as holding stock in the REIT in proportion to their actual interests in the fund. However, if we rely on this rule to maintain our status as a REIT, it is possible that pension funds holding more than 10% of our interests will be subject to unrelated business income tax on a portion of the dividends they receive from us. Under our Declaration of Trust, pension funds are subject to the same ownership restrictions as other persons, without regard to this rule.

    SHAREHOLDER INFORMATION. Federal income tax regulations require that we demand within 30 days after the end of each of our taxable years written statements from shareholders of record holding more than a specified percentage of the Company's shares of beneficial interest, in which the shareholders set out information with respect to their actual and constructive ownership of the common shares and the debentures.

ASSET TESTS

    An entity seeking to maintain its qualification as a REIT must meet certain tests, described below, with regard to its assets. The asset tests are applied on the last day of each calendar quarter. Assets

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
held by a qualified REIT subsidiary are treated as if they were owned directly by the REIT. A corporation is a qualified REIT subsidiary if 100% of its stock is owned by a REIT and, for taxable years beginning after December 31, 2000, the corporation is not treated as a taxable REIT subsidiary.

    75% ASSET TEST. At least 75% of a REIT's assets must consist of real estate assets, cash and cash items, and government securities. Real estate assets include interests in real property, interests in mortgages on real property, and shares in other qualified REITs. In addition, real estate assets include any property attributable to the temporary investment of new capital if (1) the property is stock or a debt instrument, and (2) the investment is only for the one-year period beginning on the date the REIT receives the capital (a "Qualified Temporary Investment"). Cash and cash items include receivables that arise in the ordinary course of the REIT's business, but not receivables purchased from another person. We intend to comply with this requirement.

    20% ASSET TEST. For taxable years beginning after December 31, 2000, a REIT must not own securities of one or more "taxable REIT subsidiaries" in an amount greater in value than 20% of the total value of the REIT's assets. We intend to comply with this requirement.

    5% ASSET TEST. A REIT must not own securities of any one non-governmental issuer (other than another qualified REIT, a qualified REIT subsidiary or a taxable REIT subsidiary) in an amount greater in value than 5% of the value of the REIT's total assets. We intend to comply with this requirement.

    10% VOTE TEST. A REIT must not own securities of any one non-governmental issuer (other than another qualified REIT, a qualified REIT subsidiary or a taxable REIT subsidiary) representing more than 10% of the outstanding voting securities of that issuer. We intend to comply with this requirement.

    10% VALUE TEST. For taxable years beginning after December 31, 2000, a REIT must not own securities of any one non-governmental issuer (other than securities of another qualified REIT, a qualified REIT subsidiary, a taxable REIT subsidiary or certain securities owned by the REIT on July 12, 1999) representing more than 10% of the total value of outstanding securities of that issuer. We intend to comply with this requirement.

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of the quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. We also intend to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

    INTEREST IN MANAGEMENT CORPORATION. We expect to derive some of our income from activities (such as management of properties owned by third parties) which, if carried on directly by us or by an entity controlled by us (other than, for taxable years beginning after December 31, 2000, a taxable REIT subsidiary), would jeopardize our REIT status. For taxable years beginning on or before December 31, 2000, we will own non-voting stock representing substantially all of the value of corporations carrying on the activities, but intend to own less than 10% of the voting stock of those corporations to comply with the 10% vote test described above, and to hold stock in those corporations representing less than 5% of the value of our overall assets to comply with the 5% asset test described above. There can be no assurance, however, that the IRS will not contend that the non-voting stock should be considered voting stock for purposes of the 10% vote test, or that the value of the stock we hold exceeds the 5% asset test limitation.

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
    For taxable years beginning after December 31, 2000, our stock ownership of any corporation which conducts activities that, if conducted by us, would jeopardize our REIT status will be subject to the 10% value test described above. We intend to comply with this test by causing any such corporation either to (a) be treated as taxable REIT subsidiary or (b) satisfy a "grandfather" rule described below. Under the "grandfather" rule, corporate stock that we owned on July 12, 1999 is not subject to the 10% value test unless the corporation, after July 12, 1999, engages in a substantial new line of business or acquires substantial assets (other than pursuant to certain tax-free exchanges).

INCOME TESTS

    An entity will not maintain its qualification as a REIT unless its income meets certain income-source tests. In connection with these tests, income received from a qualified REIT subsidiary is treated as having the same character as it had when received by the subsidiary.

    75% INCOME TEST. At least 75% of the REIT's gross income (excluding gross income from "prohibited transactions," as described below) for each taxable year must be derived from:

    - rents from real property;

    - interest on obligations collateralized by mortgages on, or interests in, real property;

    - gain from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business ("dealer property");

    - dividends or other distributions on shares in other REITs as well as the gain from the sale of such shares;

    - abatements and refunds of real property taxes;

    - income from the operation, and gain from the sale, of property acquired at or in lieu of foreclosure of the mortgage collateralized by such property ("foreclosure property");

    - commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and

    - certain qualified temporary investment income.

    95% INCOME TEST. At least 95% of the REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from sources qualifying for the 75% test, plus dividend and interest income, certain hedging income and capital gain on the sale or other disposition of stocks or securities.

    RENTS FROM REAL PROPERTY. Rents we receive will constitute "rents from real property," qualifying for the 75% and 95% income tests, if the following requirements are met:

    - The amount of rent received generally must not be based in whole or in part on the income or profits of any person.

    - Rents will not qualify as "rents from real property" if the REIT, or a 10% owner of the REIT, owns directly or indirectly a 10% or greater interest in any tenant or in the assets or net profits of a tenant.

    - The term "rents from real property" does not include "impermissible tenant service income," which is generally income from providing "disqualifying services" to tenants other than through an independent contractor (as specially defined for this purpose) from whom the REIT itself does not derive or receive any income (or, for taxable years beginning after December 31, 2000, a taxable REIT subsidiary). For this purpose, "disqualifying services" are services which, if provided by certain tax-exempt entities, would cause rents received by such entities to be treated as unrelated business taxable income. Generally, services other than services usually or customarily rendered in connection with the rental of rooms or other space for occupancy only are disqualifying services. Charges for services of a type customarily furnished or rendered to tenants in connection with the rental of real property of a similar class in the geographic market in which the property is located qualify as "rents from real property." If impermissible tenant service income with respect to a property exceeds 1% of all amounts received or accrued with respect to such property, then all such amounts are treated as impermissible tenant service income. We represent that we will not furnish or render services with respect to any of the Properties that would cause rental income from such Properties to fail to qualify as "rents from real property."

    - Rent attributable to personal property will not qualify as "rents from real property" unless the personal property is leased in connection with a lease of real property and such rent is no more than 15% of the total rent received under the lease. For taxable years beginning on or before December 31, 2000, rent attributable to personal property is that amount which bears the same ratio to total rent as the average of the adjusted tax bases of the personal property at the beginning and end of the taxable year bears to the average of the aggregate adjusted tax bases of both the real property and personal property at the beginning and end of such taxable year. For taxable years beginning after December 31, 2000, rent attributable to personal property is that amount which bears the same ratio to total rent as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year.

    PROHIBITED TRANSACTIONS. The 75% and 95% income tests described above are measured by reference to our gross income. For this purpose, however, gross income does not include income from "prohibited transactions." Moreover, income from prohibited transactions is subject to a 100% tax.

    We will have engaged in a prohibited transaction if we sell property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or property held primarily for sale to customers in the ordinary course of business. The Code provides a safe harbor under which certain sales of real estate assets will not be considered to be prohibited transactions. The safe harbor applies if:

    - we have held the property for at least four years;

    - the total expenditures made by us, or any of our partners, and capitalized as part of the basis of the property during the four-year period preceding the sale, do not exceed 30% of the net sales price; and

    - we meet the limitation on sales of such property. We will meet the limitation on sales if:

    - we make no more than seven sales of property during the year or

    - the aggregate of the adjusted tax bases of the properties sold does not exceed 10% of the aggregate adjusted tax bases of all our properties during the year. If the property consists of land or improvements not acquired through foreclosure, we must have held the property for production of rental income for at least four years to be eligible for the safe harbor. Also, if we sold more than seven properties during the year, substantially all of the marketing and development expenditures with respect to the property must have been made through an independent contractor from whom we do not derive or receive any income.

    FAILURE TO MEET INCOME TESTS. If certain requirements are met, we may retain our status as a REIT even in a year in which we fail either the 75% or the 95% income test. In this case, however, we will be subject to an excise tax based on the greater of the amount by which we failed the 75% or 95% gross income test for that year, less expenses. We will qualify for this relief if (1) we report the amount and nature of each item of our gross income in our federal income tax return for that year; (2) the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax; and (3) the failure to meet such tests is due to reasonable cause and not willful neglect.

DISTRIBUTIONS TO SHAREHOLDERS

    DISTRIBUTION REQUIREMENT. To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gains dividends) to our shareholders in an amount equal to 95% (for taxable years beginning on, or prior to December 31, 2000) or 90% (for taxable years beginning after December 31,
2000) of the sum of (1) our "REIT taxable income" before deduction of dividends paid and excluding any net capital gain, plus (2) any net income from foreclosure property less the tax on such income, minus (3) any "excess noncash income" (the "Distribution Requirement"). The deduction for dividends paid is discussed below. See "Federal Income Tax Considerations--Taxation of the Company."

    "REIT taxable income" for purposes of this requirement is the taxable income of a REIT, computed as if it were an ordinary corporation, adjusted by certain items, including an exclusion for net income from foreclosure property, a deduction for the excise tax on the failure of the 75% or 95% income tests, a deduction for tax imposed as a result of redetermined rents, redetermined deductions and excess interest (for taxable years beginning after December 31, 2000) and an exclusion for an amount equal to any net income derived from prohibited transactions.

    "Foreclosure property" is any real property, interest in real property, or personal property incident to the real property, acquired by the REIT in a foreclosure or by a deed in lieu of foreclosure following a default of a debt obligation or after termination of a defaulted lease, provided the REIT elects to treat the property as foreclosure property. The property ceases to be foreclosure property as of the close of the third taxable year following the taxable year in which the REIT acquires it, unless the IRS consents to an extension of this time period.

    "Excess noncash income" means the excess of certain amounts that the REIT is required to recognize as income in advance of receiving cash. Such excess noncash income may include original issue discount on purchase money debt or income from cancellation of indebtedness, over 5% of REIT taxable income before deduction for dividends paid and excluding any net capital gain.

    We intend to make distributions to the shareholders on a quarterly basis sufficient to meet the Distribution Requirement. However, because of the possible receipt of income without corresponding cash receipts, timing differences that may rise between the realization of taxable income and net cash flow, and the possible disallowance by the IRS of deductions claimed by us, it is possible that we may not have sufficient cash or liquid assets at a particular time to meet the Distribution Requirement. To assure compliance with the Distribution Requirement, we will closely monitor the relationship between our REIT taxable income and cash flow. If necessary, we will borrow funds to satisfy the distribution requirement. If we fail to meet the Distribution Requirement as a result of an adjustment to our tax return by the Service, we may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

    NON-REIT ACCUMULATED EARNINGS AND PROFITS. We will not qualify as a REIT if, as of the close of our taxable year, we have earnings and profits accumulated in any non-REIT year. For purposes of this rule, positive earnings and profits of a corporation that is liquidated or merged into another corporation may not be netted against the other corporation's deficit in earnings and profits. We believe that we and each of our subsidiaries had negative earnings and profits as of the effective date of our REIT election.

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FAILURE TO QUALIFY AS A REIT

    For any taxable year we fail to qualify as a REIT, we will be taxed as a corporation. We would not be entitled to a deduction for dividends paid to our shareholders in computing our taxable income. Our assets and distributions to shareholders would be reduced to the extent necessary to pay our resulting tax liability. Our distributions at such time would be taxable to shareholders as dividends to the extent of our current and accumulated earnings and profits and would be eligible for the 70% dividend-received deduction for shareholders which are corporations.

    If our election to be treated as a REIT is terminated as a result of our failure to qualify as a REIT, we will not be eligible to elect REIT status until the fifth taxable year which begins after the year for which our election was terminated, unless (1) we did not willfully fail to file a timely return with respect to the termination taxable year (2) the incorrect information in such return was not due to fraud with intent to evade tax, and (3) we establish that failure to meet the REIT requirements was due to reasonable cause and not to willful neglect.

TAXATION OF THE COMPANY

    GENERAL. In general, corporations are subject to federal income tax on their net income regardless of whether such income is currently distributed to shareholders. Distributions to shareholders constitute taxable dividends to the extent of the corporation's current and accumulated earnings and profits. Under this general rule, double taxation of corporate profits--that is, taxation at the corporate level and the shareholder level--is the norm. However, the rules pertaining to REITs provide an exception to this general rule. Except as otherwise discussed below, for any taxable year in which we qualify as a REIT, we will generally be able to deduct for federal income tax purposes the portion of our ordinary income or capital gain which is timely distributed to shareholders.

    Even if we are treated as a REIT for federal income tax purposes, however, we are subject to tax on any REIT taxable income and net capital gain not distributed to shareholders. We may reinvest income or gain recognized upon the sale of property or repayment of an investment, although we do not intend to do so unless we have satisfied the 95% (90% for taxable years beginning after December 31, 2000) income distribution test. Capital gain income which is not distributed will be taxable to us. We will not be required to distribute capital gain income to maintain our status as a REIT. In addition, we will be taxed at regular corporate tax rates on net income from foreclosure property which is not otherwise REIT qualifying income. Any tax we incur for these reasons, or for any of the reasons discussed below, would reduce the amount of cash available for distribution to shareholders, and ultimately reduce the return on an investment in our shares.

    DIVIDENDS PAID DEDUCTION. For any taxable year we qualify as a REIT, we can claim the dividends paid deduction for dividends actually and constructively paid during that tax year. We can also claim a dividends paid deduction for dividends paid in the following year if we declare the dividends before the time prescribed by law for filing our return for the year, including extensions, and distribute the amount of the dividend during the 12-month period following the close of the year but not later than the date of the first regular dividend payment made after the declaration. In this event, we will be required to specify the dollar amount of the dividend, and send any notices required with respect to the dividend not later than 30 days after the close of the tax year or by mail with our annual report for the tax year. Certain so-called consent dividends declared in subsequent years are also eligible for the dividends paid deduction.

    TAX ON BUILT-IN GAIN. The Internal Revenue Service issued proposed regulations dealing with "built-in gain" of REITs. A REIT has built-in gain to the extent it has, at the time its status as a REIT commences, (i) any asset with a fair market value in excess of its adjusted tax basis, or (ii) any other items of income. The proposed regulations provide that a corporation that becomes a REIT recognizes net built-in gain, and pays corporate level tax, as if it had been liquidated at the end of the last taxable year before it qualified as a REIT unless it makes an election under which it will recognize such gain only upon disposition of such assets within the first ten years after it became a REIT. If the election is made, the portion of any gain on such dispositions that is built-in gain is taxable to the REIT without regard to whether the gain is distributed to shareholders. Prior IRS guidance provided in Notice 88-19 allowed for a similar election.

    Some or all of our assets on January 1, 1994, the effective date of its REIT election, had built-in gain. We made the election described above under Notice 88-19. However, the proposed regulations provide that in cases where the first taxable year in which the assets of the C corporation become assets of a REIT ends after June 10, 1987, but before March 8, 2000, the election may be filed with the first federal income tax return filed by the REIT after March 8, 2000. Thus, we will make a re-election if required by the proposed regulations. We will therefore recognize built-in gain only upon disposition of those assets before January 1, 2004. If this disposition occurs, the corporate level tax we pay will reduce the amount available for distribution to shareholders.

    EXCISE TAX ON FAILURE TO MEET 75% OR 95% INCOME TESTS. Regardless of distributions to shareholders, if we fail either or both of the 75% and 95% income tests, but still maintain our qualification as a REIT, we will be subject to an excise tax on an amount equal to the greater of the amount by which we failed the 75% test or the 95% test multiplied by a fraction the numerator of which is REIT taxable income (determined without deductions for dividends paid or net operating losses and excluding capital gains) and the denominator of which is the gross income of the REIT (determined, generally, by excluding income from prohibited transactions, certain gross income from foreclosure property, long-term capital gain, and short-term capital gain to the extent of any short-term capital loss).

    100% TAX ON PROHIBITED TRANSACTIONS. We will be subject to a 100% tax on the net income we derive from a prohibited transaction.

    100% TAX ON REDETERMINED RENTS.  For taxable years beginning after
December 31, 2000, we will be subject to a 100% excise tax on any redetermined rents, redetermined deductions and excess interest paid or claimed between us and any of our taxable REIT subsidiaries. "Redetermined rents" and "redetermined deductions" are defined as rents or deductions, respectively, paid or claimed by a taxable REIT subsidiary that would be required to be decreased on distribution, apportionment or allocation in order to clearly reflect income between the subsidiary and its related REIT. "Excess interest" is defined as interest payment by a taxable REIT subsidiary to its related REIT to the extent that the interest payment is in excess of an interest rate that is commercially reasonable.

    ALTERNATIVE MINIMUM TAX. We will also be subject to the alternative minimum tax on items of tax preference allocable to us. The Code authorizes the Treasury Department to issue regulations allocating items of tax preference between a REIT and its shareholders. Such regulations have not been issued. We do not expect to have any significant items of tax preference.

    4% EXCISE TAX. A 4% excise tax applies if a REIT's "distributed amount" for any year is less than its "required distribution." In that event, the excise tax applies to the difference between the "required distribution" and "distributed amount". For this purpose, the required distribution is specially defined, and does not correspond to the amount the REIT must distribute to maintain its status as a REIT. The required distribution is (1) 85% of the REIT's ordinary income for the year, plus (2) 95% of the REIT's capital gain net income reduced by any net ordinary loss. This amount must be "grossed up" for certain amounts of undistributed income from prior years. For purposes of this rule, the REIT's ordinary income is determined without regard to the dividends paid deduction. The distributed amount includes dividends paid during the calendar year, plus any tax imposed on REIT taxable income or capital gains, plus any excess of the distributed amount for the preceding calendar year over the grossed up required distribution for the preceding year.

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    TAX ELECTIONS.  Our taxable year ends December 31. We use the accrual method of accounting. The effective date of our election to be taxed as a REIT is January 1, 1994.

STATE AND LOCAL TAXES

    We may be subject to state and local taxes in various jurisdictions such as those in which we own property or may be deemed to be engaged in activities. The tax treatment of the Company in states having taxing jurisdiction over it may differ from the federal income tax treatment described in this summary. No discussion of state taxation of the Company, the shares or the shareholders is provided herein.

                              PLAN OF DISTRIBUTION

    We may sell securities to one or more underwriters for public offer and sale by them or may sell securities offered hereby to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

    The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable prospectus supplement, we will authorize the underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts will not be less than nor greater than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of us. Contracts will not be subject to any conditions except that
(1) the purchase by an institution of the securities covered by its contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and
(2) if the securities are being sold to underwriters, we have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts.

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    Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for us by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois. Kirkland & Ellis will rely on the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

    The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before we sell all the securities offered by this prospectus:

    - Our Annual Report on Form 10-K for the year ended December 31, 1999

    - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000

    - Our proxy statement filed with the SEC on March 31, 2000

    - The description of our common shares contained in our Form S-4 registration statement filed with the SEC on August 28, 1997 (File No. 333-33515)

    - Our Registration Statement on Form 8-A filed with the SEC on August 3, 1998 relating to our preferred share purchase rights

    You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

                           Paul S. Fisher, Secretary
                          CenterPoint Properties Trust
                                1808 Swift Drive
                           Oak Brook, Illinois 60523
                           Telephone: (630) 586-8000

    You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

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                            1,500,000 COMMON SHARES

                                     [LOGO]

                      COMMON SHARES OF BENEFICIAL INTEREST

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                               NOVEMBER 17, 2000

                      ------------------------------------

                                LEHMAN BROTHERS
                          FIRST UNION SECURITIES, INC.